Freed Maxick & Battaglia, PC
Certified Public Accountants

January 31, 2008

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Axion Power International, Inc.'s statements included under Item 4.01 of its Form 8-K filed on January 31, 2008 and have the following comments:

1. We agree with the comments in the first paragraph.

2. We have no basis on which to agree or disagree with the second paragraph.

3. We agree with the comments in the third, fourth, fifth and sixth paragraphs, including related bullets.

4. We have no basis to agree or disagree with the seventh paragraph.

Freed Maxick & Battaglia, CPAs, PC

Freed Maxick & Battaglia, CPAs, PC

420 Main Street / Suite 800
Buffalo, New York 14202
716.847.2651
fax: 716.847.0069

Buffalo • Batavia • Rochester
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